                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-23647

                              LJL BIOSYSTEMS, INC.
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                    (Exact name of registrant as specified in its charter)

         Delaware                                            77-0360183
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     (State or other                                      (I.R.S. Employer
jurisdiction of incorporation)                          Identification Number)

                                405 Tasman Drive
                               Sunnyvale, CA 94089
                             Telephone: 408 541-8787

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii)  [ ]
               Rule 12h-3(b)(1)(i)   [ ]      Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, LJL BioSystems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  August 30, 2000                     BY: /s/ JOSEPH D. KEEGAN, Ph.D.
                                               ---------------------------------
                                                Joseph D. Keegan, Ph.D.
                                                President